Exhibit 10.4

Confidential Treatment Requested As To Certain Information Contained In This Exhibit

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (“Agreement”) is made and entered into this 10th day of March, 2004 (the “Effective Date”), by and between AVANT Immunotherapeutics, Inc., a Delaware corporation with offices located at 119 Fourth Avenue, Needham, Massachusetts 02494 (“AVANT”), and AdProTech Ltd., a United Kingdom company with offices located at Chesterford Research Park, Little Chesterford, Saffron Walden, Essex UK, CB10 1 XL (“LICENSEE”) (AVANT and LICENSEE sometimes hereinafter referred to as the “parties”).

WITNESSETH

WHEREAS, AVANT owns or is the exclusive licensee of the PATENT RIGHTS (as defined below); and

WHEREAS, LICENSEE desires to obtain a non-exclusive license from AVANT in and under the PATENT RIGHTS; and

WHEREAS, AVANT is willing to grant such a license to LICENSEE upon the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1                                 “FIELD OF USE” means the treatment of rheumatoid arthritis.

1.2                                 “LICENSED PROCESS” means any process or method, the performance of which by LICENSEE would, but for the license granted to LICENSEE in ARTICLE 2 of this Agreement, infringe a VALID CLAIM for a process or method contained within the PATENT RIGHTS.

1.3                                 “LICENSED PRODUCT” means *** Confidential Treatment Requested as to this Information***, the development, manufacture, use, sale, offer for sale, importation, or distribution of which by LICENSEE (or a COLLABORATOR (as defined in Section 2.2) would, but for the license granted to LICENSEE in ARTICLE 2 of this Agreement, infringe a VALID CLAIM of the PATENT RIGHTS.  For the avoidance of doubt, there shall only be one Licensed Product at any point in time.

1.4                                 “NET SALES” shall mean the amount billed or invoiced by LICENSEE for the sale or provision of LICENSED PRODUCTS less:

(a)                                  customary, standard and reasonable trade, cash and/or quantity discounts allowed;

(b)                                 sales, tariff duties, use and other taxes (including Value Added Tax) directly imposed with reference to particular sales, and in the case of export orders, any import duties or similar applicable governmental levies;

(c)                                  special packaging, transportation and insurance prepaid or allowed;

(d)                                 amounts allowed or credited or customary, standard and reasonable retroactive price reductions on returns or for defects; and

(e)                                  customary, standard and reasonable compulsory payments and rebates accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) or governmental regulations

1.5                                 “PATENT RIGHTS” means (a) the patent applications and patents identified in Exhibit A attached hereto and any patents that issue on said applications and (b) any divisions, continuations, continuations-in-part, extensions, reissues or re-examinations of any of the patents identified in Exhibit A.

1.6                                 “TERM” has the meaning set forth in Section 9.1.

1.7                                 “TERRITORY” means the entire world.

1.8                                 “VALID CLAIM” means a claim of any issued and unexpired patent within the PATENT RIGHTS which has not lapsed, become abandoned or been held revoked, invalid, or unenforceable by a decision of a court or administrative or government authority or agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for such appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or a pending claim of any pending application within the PATENT RIGHTS that has not been cancelled or finally rejected without possibility of appeal or further action before the patent authority reviewing such claim.

Additional terms may be defined throughout this Agreement.

ARTICLE 2 - LICENSE GRANT

2.1                                 License Grant.

(a)                                  AVANT hereby grants to LICENSEE, and LICENSEE hereby accepts, subject to the terms and conditions hereof, a royalty-bearing, non-exclusive license (without the right to sublicense, except as provided in Section 2.2) in the TERRITORY in the FIELD OF USE and under the PATENT RIGHTS to (a) research, develop, make, have made, use, sell, have sold, offer for sale, have offered for sale, import, and export LICENSED PRODUCTS; and (b) research, develop, use, and practice LICENSED PROCESSES only for the purposes of manufacturing or having manufactured the LICENSED PRODUCTS.

(b)                                 AVANT hereby grants to LICENSEE, and LICENSEE hereby accepts, subject to the terms and conditions hereof, a royalty-free, non-exclusive license (without the right to sublicense) in the TERRITORY to conduct preclinical research and/or pre-Phase II clinical trials (or the equivalent of pre-Phase II clinical trials in the U.S. or other countries) involving the use of LICENSED PRODUCTS in indications outside of the FIELD OF USE.  For purposes of this Agreement, “Phase II clinical trial” shall have the generally accepted meaning in the industry, including as set forth in the U.S. Government Code of Federal Regulation, Title 21, Volume 5, revised as of April 1, 2003, which states in pertinent part

“Phase II includes the controlled clinical studies conducted to evaluate the effectiveness of the drug for a particular indication in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug.”

2.2                                 Sublicenses.  LICENSEE shall have the right to grant sublicenses of the rights set forth in Section 2.1(a) above only to third parties with which LICENSEE has a written agreement under which LICENSEE and such third party have agreed to (a) collaborate on the research and development of LICENSED PRODUCTS and/or (b) market, promote and/or sell (whether solely by such third party or jointly by such third party and LICENSEE) LICENSED PRODUCTS (each such sublicensee, whether under sub-clause (a) or sub-clause (b) of this Section 2.2, a “COLLABORATOR” and each such written agreement, a “COLLABORATION AGREEMENT”).

ARTICLE 3– LICENSEE OBLIGATIONS RELATING TO COMMERCIALIZATION

3.1                                 LICENSEE shall use its commercially reasonable efforts to bring the LICENSED PRODUCTS to market in the FIELD OF USE through an active and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more indications of the LICENSED PRODUCTS in the FIELD OF USE throughout the Term of this Agreement.

3.2                                 LICENSEE shall maintain complete and accurate records of LICENSED PRODUCTS that are made, used, or sold by LICENSEE under this Agreement.  Not later than January 15th of each year following the Effective Date, LICENSEE shall furnish AVANT with a summary report on the progress of its efforts during the prior year to develop and commercialise LICENSED PRODUCTS including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including LICENSED PRODUCTS made, used, or sold) and sales figures.

3.3                                 In the event that AVANT reasonably determines that LICENSEE has not fulfilled its obligations under this ARTICLE 3, AVANT shall furnish LICENSEE with written notice of such determination.  Within sixty (60) days after receipt of such notice, LICENSEE shall either (i) fulfil the relevant obligation or (ii) negotiate with AVANT a mutually acceptable schedule of revised obligations; failing which AVANT shall have the right, immediately upon written notice to LICENSEE, to terminate this Agreement.

ARTICLE 4 - CONSIDERATION

4.1                                 License Fees.  In partial consideration of the license granted by AVANT to LICENSEE in ARTICLE 2 of this Agreement, LICENSEE agrees to pay to AVANT (i) an “Initial License Fee” (as described in Exhibit B) within three (3) business days of the Effective Date and (ii) “Annual License Fees” (as described in Exhibit B) within thirty (30) days after each anniversary of the Effective Date.

4.2                                 Milestone Payments.  In partial consideration of the license granted by AVANT to LICENSEE in ARTICLE 2 of this Agreement, LICENSEE agrees to pay to AVANT each of the milestone payments identified in Exhibit C attached hereto within thirty (30) days after the achievement of the relevant milestone.

4.3                                 Royalties.

(a)                                  In partial consideration of the license granted by AVANT to LICENSEE in ARTICLE 2 of this Agreement, LICENSEE agrees to pay to AVANT a royalty equal to *** Confidential

Treatment Requested as to this Information*** of the NET SALES.  Royalties will be calculated based upon the point at which each LICENSED PRODUCT is provided to an end customer of LICENSEE, such end customer not being an individual patient.  Notwithstanding the foregoing to the contrary, in the case of the distribution of LICENSED PRODUCTS by a COLLABORATOR which is not an affiliate of LICENSEE, royalties attributable to sales by the applicable COLLABORATOR shall not exceed *** Confidential Treatment Requested as to this Information*** of the amounts received by LICENSEE under the applicable COLLABORATION AGREEMENT.

(b)                                 The obligation of LICENSEE to pay royalties hereunder shall continue on a country-by-country basis only for as long as the researching, developing, making, using, selling, offering for sale, importing or exporting of LICENSED PRODUCTS would, but for the license granted to LICENSEE in Article 2 of this Agreement, infringe any VALID CLAIM within the PATENT RIGHTS applicable to the relevant country.

4.4                                 Payments in U.S. Currency.  All payments due under this Agreement shall be paid in cash to AVANT and all payments shall be made in United States currency.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

4.5                                 Taxes.  All payments due hereunder shall be paid in full without deduction of taxes or other fees which may be imposed by any government and which shall be paid by LICENSEE; provided, however, that any withholding tax required to be withheld by LICENSEE on royalty payments under the laws of any country in the TERRITORY on behalf of AVANT will be timely paid by LICENSEE to the appropriate governmental authority, and LICENSEE will furnish AVANT with proof of payment of such tax.  Any such tax actually withheld may be deducted from royalty payments due to AVANT under this Agreement.  If at any time legal restrictions prevent the prompt remittance of part or all of any payments owed by LICENSEE to AVANT hereunder with respect to any country in the TERRITORY, payment shall be made through any lawful means or methods that may be available, and as LICENSEE shall reasonably determine is appropriate.  The parties agree to co-operate in all commercially reasonably respects and in accordance with applicable law necessary to take advantage of such double taxation agreements as may be available.

4.6                                 Overdue Payments.  Any payments to be made by LICENSEE hereunder that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in The Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

ARTICLE 5 - REPORTS AND RECORDS

5.1                                 Records.  LICENSEE shall keep full, timely, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to AVANT hereunder and to enable the reports provided under Section 5.2 to be verified.  Said books of account shall be kept at LICENSEE’s principal place of business.  Said books and the supporting data shall be open upon reasonable advance notice (but not less than five (5) business days notice and no more frequently than once per calendar year) for three (3) years following the end of the calendar year to which they pertain, to the inspection of AVANT’s agents for the purpose of verifying LICENSEE’s royalty statement.  If any such audit determines an error in any royalty payment, LICENSEE shall pay to AVANT, within thirty (30) days of the discovery of the error, (a) all deficiencies in royalty payments, (b) interest on such deficiencies from the date such royalty payment was due until the date paid at the rate set forth in Section 4.6 above, and (c) if such error is in excess of five percent (5%) of any royalty payment, the cost of the audit.  In all other cases, the costs of the audit shall be paid for by AVANT.

5.2                                 Reports.  After the first commercial sale of a LICENSED PRODUCT, LICENSEE, within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year, shall deliver to AVANT a true and accurate report, giving such particulars of the business conducted by LICENSEE and its permitted sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. Without limiting the generality of the foregoing, these reports shall include at least the following:

(a)                                  the number of LICENSED PRODUCTS manufactured and sold by LICENSEE and any COLLABORATOR;

(b)                                 total billings and the amounts actually received for LICENSED PRODUCTS sold by LICENSEE and any COLLABORATOR;

(c)                                  the deductions applicable as provided in Section 1.4; and

(d)                                 the names and addresses of all parties making LICENSED PRODUCTS on behalf of LICENSEE.

5.3                                 Payment.  With each such report submitted, LICENSEE shall pay to AVANT the royalties due and payable for such three-month period.  If no royalties shall be due, LICENSEE shall so report.

ARTICLE 6 - PATENT PROSECUTION

The filing, prosecution, issuance, extension, and maintenance of all patents and applications in PATENT RIGHTS shall be the sole responsibility, but not the obligation, of AVANT.  AVANT will make all decisions and take all actions with respect to further filing, prosecution, issuance, extension, and maintenance of PATENT RIGHTS without any obligation to consult or notify LICENSEE.  LICENSEE agrees to cooperate fully with AVANT, as reasonably requested by AVANT and at AVANT’s expense, in the preparation, filing, prosecution, and maintenance of the patent applications and patents included in the PATENT RIGHTS.

ARTICLE 7- PROSECUTION OF INFRINGERS AND DEFENSE OF PATENT RIGHTS

The parties agree to notify each other in writing of any actual or threatened infringement by a third party of PATENT RIGHTS or of any claim of invalidity, unenforceability, or non-infringement of the PATENT RIGHTS.  AVANT shall have the sole responsibility, but not the obligation, to prosecute or defend such claims, as applicable. LICENSEE shall if requested provide reasonable assistance to AVANT, at AVANT’s expense, in connection with the prosecution or defense of such claims.

ARTICLE 8 - INDEMNIFICATION

8.1                                 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless AVANT and its directors, officers, employees and affiliates (collectively, the “Indemnified Parties”) against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees incurred or imposed upon any of the Indemnified Parties in connection with or as a consequence of any third party claims, suits, actions, demands or judgments arising out of the death of or injury to any person or persons or out of any damage to property resulting from the development, production, manufacture, sale, use, performance, rendering, consumption or advertisement of the LICENSED PRODUCT(s) by or on behalf of LICENSEE or a sub-licensee thereof or arising from any obligation, act or omission performed or failed to be performed by LICENSEE under this Agreement, or from a breach of any representation or warranty of LICENSEE hereunder, excepting only claims that the PATENT RIGHTS or the exercise thereof infringe third party intellectual property or claims that result from any breach by AVANT of this Agreement or from the gross negligence or wilful misconduct of AVANT.

8.2                                 Any indemnification obligations set forth in this Agreement shall be subject to the following conditions: (i) the Indemnified Party shall notify LICENSEE in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) LICENSEE shall have control of the defense or settlement, provided that the Indemnified Party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the Indemnified Party shall reasonably cooperate with the defense, at LICENSEE’s expense.

ARTICLE 9 - TERMINATION

9.1                                 Term.  The term of this Agreement (“TERM”) shall commence on the Effective Date and continue until the expiration of the last VALID CLAIM within the PATENT RIGHTS to expire, unless sooner terminated as provided in this ARTICLE 9.

9.2                                 Termination for Breach.  If either Party commits a material breach of a material term of this Agreement (including any failure to make any payment due under this Agreement), the other Party shall have the right to terminate this Agreement effective on thirty (30) days prior written notice to the party in breach, unless such breach is cured prior to the expiration of such thirty (30) day period.

9.3                                 Termination Upon Termination of Licensed Product Development If for any reason LICENSEE publicly announces the termination of or the intention to terminate its clinical or commercial development of LICENSED PRODUCT, or privately communicates the same to AVANT, AVANT shall have the right to terminate this Agreement on thirty (30) days written notice, unless LICENSEE resumes and notifies AVANT of its resumption of such clinical or commercial development of LICENSED PRODUCT within that period; provided, however, that, in the case of a termination of this Agreement under this Section 9.3, for as long as Licensee continues to pay AVANT royalties under Article 4 hereof, all provisions of this Agreement shall survive only with respect to each COLLABORATION AGREEMENT in effect as of the effective date of the termination of this Agreement.  This Section 9.3 is in addition to, and not in lieu of, Section 9.5.

9.4                                 Phase Out Period.  Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated by AVANT pursuant to Section 9.2, LICENSEE shall retain a license to rights granted in ARTICLE 2 to the extent reasonably necessary to sell any LICENSED PRODUCTS existing or under production and to perform LICENSED PROCESSES for the sole purpose of manufacturing such LICENSED PRODUCTS that are in process, subject to the terms of this Agreement (including without limitation the obligation to pay royalties under ARTICLE 4), provided that LICENSEE shall complete and sell all such work-in-progress and inventory within six (6) months after the effective date of termination.

9.5                                 Survival.  Nothing herein shall be construed to release either party from any obligation that accrued prior to expiration or any termination of this Agreement.  Upon expiration or termination of this Agreement, all rights and obligations of the parties under this Agreement shall cease except for: (a)

LICENSEE’s obligation to make any payment of any fees or royalties accrued on or prior to the date of expiration or termination (or, in the case of royalties owed with respect to LICENSED PRODUCTS sold under Section 9.4, royalties which accrue on or prior to the last day of the six (6) month period referenced in such section), and the provisions of the following Articles and Sections: 1, 5, 8, 9.4 (except that the Section 9.4 shall only survive a termination of this Agreement and not the expiration), 9.5, 10, 11, 12, 13, 14.1, 14.9, 14.15 and 14.16.

ARTICLE 10 - CONFIDENTIALITY AND NON-DISCLOSURE

10.1                           Confidential Information.  “Confidential Information” shall mean any technical, business, financial, customer or other information disclosed by one Party (“the Discloser”) to the other party (“the Recipient”) pursuant to this Agreement which is marked “Confidential” or “Proprietary,” or which, under all of the given circumstances, ought reasonably to be treated as confidential information of the Discloser.  Such information may be disclosed in oral, visual or written form (including magnetic, optical or other media).  Except as expressly provided in Section 10.3 below, Confidential Information specifically includes without limitation business plans and business practices, the terms of this Agreement, scientific knowledge, research and development or know-how, processes, inventions, techniques, formulae, products and product plans, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, software, margins, payment terms and sales forecasts, volumes and activities, designs, computer code, technical information, costs, pricing, financing, business opportunities, personnel, and information of the Discloser relating to the LICENSED PRODUCTS or LICENSED PROCESSES whether or not such information is marked, identified or confirmed.

10.2                           Use of Confidential Information; Non-Disclosure.  The Recipient acknowledges that it will have access to Confidential Information.  During the term of this Agreement, and thereafter, the Recipient agrees that it will not (i) use any Confidential Information in any way, for its own account or the account of any third party, except for the exercise of its rights and performance of its obligations under this Agreement, or (ii) disclose any Confidential Information to any party, other than furnishing Confidential Information to its employees, agents, contractors, advisors, directors and affiliates who are required to have access to the Confidential Information in connection with the exercise of its rights and performance of its obligations under this Agreement.  The Recipient agrees that it will not allow any unauthorized person access to Confidential Information, and that the Recipient will take all action reasonably necessary to protect the confidentiality of such Confidential Information, including implementing and enforcing procedures to minimize the possibility of unauthorized use or copying of Confidential Information.  In the event that the Recipient is required by law to make any disclosure of any Confidential Information, by subpoena, judicial or administrative order or otherwise, the Recipient shall first give written notice of such requirement to the Discloser, and shall permit the Discloser to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide full cooperation and assistance to the Discloser in seeking to obtain such protection.

10.3                           Exceptions.  Information will not be deemed Confidential Information hereunder if such information: (a) is known to the Recipient prior to receipt from the Discloser directly or indirectly from a source other than one having an obligation of confidentiality to the Discloser; (b) becomes known (independently of disclosure by the Discloser) to the Recipient directly or indirectly from a source other than one having an obligation of confidentiality to the Discloser; (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the Recipient; or (d) is independently developed by the Recipient.

10.4                           Injunctive Relief.  The Recipient acknowledges and agrees that any breach of the confidentiality obligations imposed by this ARTICLE 10 will constitute immediate and irreparable harm to the Discloser and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief.  The Discloser’s rights and remedies hereunder are cumulative and not exclusive.  The Discloser shall also be entitled to receive from the Recipient the costs of enforcing this ARTICLE 10, including reasonable attorneys’ fees and expenses of litigation.

10.5                           Termination.  Upon termination or expiration of this Agreement, or upon the Discloser’s request at any time, the Recipient shall promptly return to the Discloser all copies of Confidential Information received from the Discloser, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information in any form.

ARTICLE 11 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, return receipt requested, or by nationally recognized overnight carrier addressed to the parties at the following addresses or such other addresses as such party furnishes to the other party in accordance with this paragraph.  Such notices, payments, or other communications shall be effective upon confirmation of receipt.

In the case of AVANT:

AVANT Immunotherapeutics, Inc.
119 Fourth Avenue
Needham, Massachusetts 02494
Attention:  President and CEO

With a copy (other than copies of payments) to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109
Attention: Ettore A. Santucci, P.C.

In the case of LICENSEE:

AdProTech Ltd.
Chesterford Research Park
Little Chesterford
Saffron Walden, Essex UK
CB10 1 XL
Attention: President and C.E.O.

ARTICLE 12- REPRESENTATIONS AND WARRANTIES; DISCLAIMER

12.1                           AVANT’s Representations and Warranties.  AVANT represents and warrants that it owns or is the exclusive licensee of the PATENT RIGHTS (excepting the limited rights retained by the US Government as a result of partial federal funding of the subject matter of those rights), that it has the full legal right and power to grant the licenses granted hereunder, that this Agreement constitutes the binding legal obligation of AVANT, enforceable in accordance with its terms and that the execution and performance of this Agreement by AVANT will not violate, contravene or conflict with any other agreement to which AVANT is a party or by which it is bound or with any law, rule or regulation applicable to AVANT.  Except as described herein the limited rights retained by the US government shall not in any way impact upon the rights granted to LICENSEE.

12.2                           AVANT represents that to the best of AVANT’s knowledge, the manufacture, sale, transfer, distribution and intended use of the LICENSED PRODUCTS or the practice of LICENSED PROCESSES in accordance with the rights granted hereunder does not and will not infringe the patent or other intellectual property rights of any third parties.

12.3                           LICENSEE’s Representations and Warranties.  LICENSEE represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of LICENSEE and that execution and performance of this Agreement by LICENSEE will not violate, contravene or conflict with any other agreement to which LICENSEE is a party or by which it is bound or with any law, rule or regulation applicable to LICENSEE.

12.4                           Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND TO THE EXTENT PERMISSIBLE BY LAW, NEITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AFFILIATES MAKE ANY REPRESENTATIONS NOR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 12.2 HEREIN, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENATION MADE OR WARRANTY GIVEN BY AVANT THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

ARTICLE 13 - LIMITATION OF LIABILITY

EXCEPT TO THE EXTENT THAT LIABILITY ARISES FROM: (I) A BREACH BY LICENSEE OF THE LICENSE PROVISIONS SET FORTH IN ARTICLE 2 HEREOF, (II) A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 10 HEREOF OR (III) A PARTY’S INDEMNITY OBLIGATIONS SPECIFIED IN ARTICLE 8 HEREOF, IN NO EVENT SHALL EITHER PARTY OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER IT SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1                           *** Confidential Treatment Requested as to this Information***

14.2                           Negotiation Covenant.  AVANT agrees to enter into good faith negotiations with LICENSEE, at LICENSEE’s request, with respect to the terms of possible future non-exclusive licenses under the PATENT RIGHTS for LICENSEE to sell other products and/or in other fields of use.  AVANT may withhold consent to such future request by LICENSEE if the requested license or any term or condition thereof is not commercially reasonable based upon the then-current market conditions. The parties agree and acknowledge, however, that the successful conclusion of such negotiations is not a condition precedent or condition subsequent to the execution, delivery or performance of this Agreement.  Furthermore, until and unless AVANT and LICENSEE enter into any such definitive non-exclusive license, LICENSEE’s rights shall be limited to the express rights, and subject to the express limitations and conditions, set forth in this Agreement.

14.3                           Compliance with Laws.  To the extent that any invention claimed in the PATENT RIGHTS has been partially funded by the United States Government, and only to the extent required by applicable laws and regulations, LICENSEE agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States or its territories.  Current law provides that if a domestic manufacturer is not commercially feasible under the circumstances, AVANT agrees to exercise commercially reasonable efforts to obtain a waiver of this requirement from the relevant federal agency on behalf of LICENSEE and, upon LICENSEE’S request, shall cooperate with LICENSEE in seeking such a waiver.

14.4                           Prohibition on Liens.  LICENSEE shall not create or incur or cause to be incurred or to exist any lien, encumbrance, pledge, charge, restriction or other security interest of any kind upon the PATENT RIGHTS.

14.5                           Announcements.  Neither party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the parties (“Announcements”), without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed, except as otherwise required by law.  The foregoing notwithstanding, AVANT and LICENSEE shall have the right to make such Announcements without the consent of the other party in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that such party shall have given the other party, as applicable, at least five (5) business days prior written notice of the proposed text for the purpose of giving the other party the opportunity to comment on such text.

14.6                           No Implied Licenses.  No implied licenses are granted pursuant to the terms of this Agreement.  No licensed rights shall be created by implication or estoppel.

14.7                           Relationship of the Parties.  Nothing in this Agreement shall be construed to place the parties hereto in an agency, employment, franchise, joint venture, or partnership relationship.  Neither party will have the authority to obligate or bind the other in any manner, and nothing herein contained shall give rise or is intended to give rise to any rights of any kind to any third parties.  Neither party will represent to the contrary, either expressly, implicitly or otherwise.

14.8                           Marking Requirement.  To the extent commercially feasible, and consistent with prevailing business practices and applicable law, all LICENSED PRODUCTS sold pursuant to this Agreement will be marked with the number of each issued patent that applies to such LICENSED PRODUCTS.

14.9                           Governing Law; Consent to Jurisdiction.  ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.  Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Massachusetts for the purposes of enforcing the arbitration provisions of Section 14.10 of this Agreement.  Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum.  Each of the parties hereto hereby consents to services of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

14.10                     Arbitration.  If any dispute arises between the parties relating to or arising out of this Agreement, appropriate representatives of the parties shall first use commercially reasonable efforts to negotiate in good faith a resolution of the dispute as expeditiously as is reasonably possible. If the dispute is not resolved within thirty (30) days after the date that a party referred the matter to the other party via written notice invoking the relief contained within this section, the dispute shall be referred to binding arbitration under the rules of the J.A.M.S. / Endispute with such arbitration to be held in Boston, Massachusetts.  This Section 14.10 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

14.11                     Complete Agreement.  This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties.  It supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter, and prevails over any conflicting terms or conditions contained on printed forms submitted with purchase orders, sales acknowledgments or quotations.  This Agreement may not be modified or waived, in whole or part, except in a writing signed by an officer or duly authorized representative of both parties.

14.12                     Severability.  In the event that any provision of this Agreement is found to be unenforceable, such provision will be reformed only to the extent necessary to make it enforceable, and the remainder will continue in effect, to the extent consistent with the intent of the parties as of the Effective Date.

14.13                     No Waiver.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

14.14                     Assignment.  This Agreement may not be assigned by LICENSEE without the prior written consent of AVANT, which consent shall be granted or denied in AVANT’s sole discretion.  Notwithstanding the foregoing to the contrary, LICENSEE may assign this Agreement without the written consent of AVANT to (a) a corporation or other business entity succeeding to all or substantially all the assets and business of LICENSEE by merger or purchase or (b) a corporation or other business entity acquiring directly or indirectly all of the issued and outstanding share capital of LICENSEE, provided in both cases that such corporation or other business entity shall expressly assume all of LICENSEE’s obligations under this Agreement by a writing delivered to AVANT.  Any attempted assignment, delegation or transfer by LICENSEE in violation hereof shall be null and void.  Subject to the foregoing, this Agreement shall be binding on the parties and their successors and assigns.

14.15                     Construction.  This Agreement has been prepared jointly and no rule of strict construction shall be applied against either party.  In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.”  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.16                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the Effective Date.

AVANT IMMUNOTHERAPEUTICS, INC.

By:	/s/ Una S. Ryan, Ph.D.

Name:	Una S. Ryan, Ph.D.

Title:	President and C.E.O.

ADPROTECH LTD.

By:	/s/ Kieran P. Murphy

Name:	Kieran P. Murphy

Title:	C.E.O.

EXHIBIT A
PATENT RIGHTS
(Reference Section 1.5)

*** Confidential Treatment Requested as to this Information***

EXHIBIT B
License Fees
(Reference Section 4.1)

License Fee	Amount

Initial License Fee	USD $1,000,000

Annual License Fee    *** Confidential Treatment Requested as to this Information***

EXHIBIT C

Milestone Payments

(Reference Section 4.2)

Milestone	Amount Due

*** Confidential Treatment Requested as to this Information***